Participants' Inquiries To:
Continental Assurance Company
Separate Account (B)
Attn: Individual Pension Accounts-35S
P.O. Box 803572
Chicago, Illinois 60680-3572
800-351-3001

[CNA LOGO]
For All the Commitments You Make(R)

[UNION BUG]

L 554-921 (12/01)                  (02/02)

        CONTINENTAL ASSURANCE COMPANY
        SEPARATE ACCOUNT (B)
        REPORT TO PARTICIPANTS
        DECEMBER 31, 2001
      Web Site: www.cna.com/sab/
      Internet e-mail:sab@cna.com

[COVER ARTWORK]

--------------------------------------------------------------------------------

Dear Participant:
--------------------------------------------------------------------------------

   For the year ended December 31, 2001, Separate Account (B)'s accumulated unit value decreased 22.34% while the dividend adjusted Standard & Poor's Index of 500 stocks (S&P 500) had a negative total return of 11.85%. The Lipper Index for Large-Cap Growth funds, as listed in the Wall Street Journal, was down 23.87% for the comparable period.

   The Federal Reserve lowered the benchmark Federal Reserve Fed funds rate target by 475 basis points during the year, from 6.50% to 1.75%. The Federal Reserve Funds rate is the interest rate on overnight loans between banks. The current short-term rate for 90-day treasury bills is effectively at a real rate (nominal rate less the rate of inflation) of about zero per cent. Ultimately, we believe this will have a positive effect on economic growth later in 2002.

   The U.S. economy has continued to drag, with consumer spending holding up better than anticipated, but with investment spending declining sharply. The declaration of March 2001 as the peak of the U.S. business cycle by the National Bureau of Economic Research Dating Committee has made the economic scenario somewhat clearer. The focus of the market will now shift to time to recovery, rather than when the business cycle will peak. The major stock market indices have been down for two consecutive years, the first time that has occurred since 1973-1974. That previous period was a time of double-digit inflation and rising energy prices with many more structural imbalances in the economy than we have today. The economy appeared to be bottoming out in the late summer, prior to the horrific events of September 11th. Since late September, the stock market has had a substantial rally from its lows, and leading economic indicators have responded positively.

   Your Separate Account (B) portfolio is structured for growth, with a core holding of high quality, large capitalization companies. The portfolio had an average market cap of $84.7 billion and a median market cap of $37.7 billion, as of December 31, 2001. Unfortunately, the large-cap sector of the market has under-performed over the past 18-months, after a strong performance from 1996 through the first quarter of 2000. Because value stocks and mid-and small-cap stocks outperformed the overall market, Separate Account (B) under-performed the S&P 500 index. Separate Account (B) performed in-line to slightly better than its peer group of large-cap funds.

   With the market direction generally down through the first nine months of 2001, there was less opportunity to write profitable call options on the stocks held in the portfolio. Therefore, the call writing program generated net premium of approximately $1.8 million in 2001 versus $3.5 million in 2000, Separate Account (B)'s record year of premium generation.

   Historically, the stock market picks up with the economy still in a recession and with profit growth collapsing. This pickup results primarily from the Federal Reserve easing interest rates and as higher capitalization rates take precedence over sluggish earnings growth. Alternative investments such as bonds and money market instruments become less attractive because of their low income returns. As a result, management believes that equity prices could rise during 2002. The recovery might not be as strong as from previous recessions in that capitalization rates are already at high levels. An additional major terrorist attack, lack of military progress in our war against terrorism, or a major financial accident could result in a sharp, but we believe temporary, correction of the stock market.

   Your investment managers will continue to monitor market conditions closely and make portfolio adjustments that we believe will enhance relative returns. Thank you for your continued support and participation.

Cordially,

/s/Marilou R. McGirr
Marilou R. McGirr
Chairman of the Committee

    The statements contained in this management letter, which are not historical facts, are forward-looking statements. When included in this management letter, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this management letter.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       COMMITTEE FOR SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
                                    MEMBERS
--------------------------------------------------------------------------------

Marilou R. McGirr, Chairman
Vice President
Continental Assurance Company

Richard W. Dubberke
Vice President and
Portfolio Manager
Continental Assurance Company

Richard T. Fox
Financial Consultant

William W. Tongue
Professor of Economics
and Finance, Emeritus
University of Illinois at Chicago

Peter J. Wrenn
President
Hudson Technology, Inc.

--------------------------------------------------------------------------------

SECRETARY
Lynne Gugenheim
Group Vice President and
Deputy General Counsel

AUDITORS
Deloitte & Touche LLP
Chicago, Illinois

CUSTODIAN
Chase Manhattan Trust Company
of Illinois
Chicago, Illinois

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This report has been prepared for the information of participants in Continental Assurance Company Separate Account (B) and is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus that includes information regarding Separate Account (B)'s objectives, policies, management, records, sales commissions and other information.

--------------------------------------------------------------------------------

                    ---------------------------------------
                       RECORD OF ACCUMULATION UNIT VALUES
                    ---------------------------------------

                      UNIT
       VALUATION     MARKET
          DATE       VALUE
---------------------------
2001  December 31,   $20.48
2000  December 31,    26.37
1999  December 31,    28.78
1998  December 31,    21.55
1997  December 31,    17.69
1996  December 31,    14.14
1995  December 31,    11.74
1994  December 31,     8.85
1993  December 31,     8.91
1992  December 31,     7.70

ADDED SS,4.]The Annuity Unit Values shown at the right are based on the monthly increases or decreases in the accumulation unit values in excess of an assumed annualized rate of 3.5% and rounded to the nearest cent.
                    ---------------------------------------
                                   RECORD OF
                              ANNUITY UNIT VALUES
                    ---------------------------------------

                      UNIT
       VALUATION     MARKET
          DATE       VALUE
---------------------------
2001  December 31,   $ 6.11
2000  December 31,     8.15
1999  December 31,     8.71
1998  December 31,     6.69
1997  December 31,     6.05
1996  December 31,     4.88
1995  December 31,     4.36
1994  December 31,     3.35
1993  December 31,     3.39
1992  December 31,     3.14

--------------------------------------------------------------------------------
         ILLUSTRATION OF AN ASSUMED INVESTMENT IN ONE ACCUMULATION UNIT
--------------------------------------------------------------------------------
     Separate Account (B) does not make distributions of investment income and realized capital gains; therefore, the unit values include investment income and capital gains. This chart displays the unit value at December 31, for the past ten years. This period was one of mixed stock prices. These values should not be considered representations of values which may be achieved in the future.

                                  [BAR GRAPH]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2001

                                                              NUMBER OF                         MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    SHARES         COST              VALUE
---------------------------------------------------------------------------------------------------------
COMMON STOCKS:

   CONSUMER DISCRETIONARY-18.6%
      MEDIA-13.4%
      Liberty Media Corporation (*)                            513,248    $  1,223,998       $  7,185,472
      AOL Time Warner Inc. (*)                                  60,000       3,984,094          1,926,000
      Clear Channel Communications, Inc. (*)                    45,000       2,735,506          2,290,950
      Comcast Corporation Class A (*)                          120,000       2,964,297          4,320,000
      Tribune Company                                           90,000       2,663,600          3,368,700
                                                                          ------------       ------------
                                                                            13,571,495         19,091,122
                                                                          ------------       ------------
      MULTILINE RETAIL-3.6%
      Target Corporation                                        40,000       1,564,166          1,642,000
      Wal-Mart Stores, Inc.                                     60,000       3,021,901          3,453,000
                                                                          ------------       ------------
                                                                             4,586,067          5,095,000
      SPECIALTY PRODUCTS-1.6%
      The Home Depot, Inc.                                      45,000       2,200,300          2,295,450
                                                                          ------------       ------------
   CONSUMER STAPLES-2.8%
      BEVERAGES
      PepsiCo, Inc.                                             82,000       2,631,793          3,992,580
                                                                          ------------       ------------
   ENERGY/EQUIPMENT & SERVICES-5.6%
      ENERGY-1.4%
      Peabody Energy Corporation                                70,000       2,083,915          1,973,300
                                                                          ------------       ------------
      EQUIPMENT & SERVICES-4.2%
      Calpine Corporation (*)                                   70,000       2,803,154          1,175,300
      Schlumberger Limited                                      54,600       1,973,064          3,000,270
      Transocean Sedco Forex Inc.                               55,606       2,032,702          1,880,595
                                                                          ------------       ------------
                                                                             6,808,920          6,056,165
                                                                          ------------       ------------
   FINANCIAL-12.1%
      BANKS-3.0%
      Wells Fargo & Company                                    100,000       2,381,250          4,345,000
                                                                          ------------       ------------
      DIVERSIFIED FINANCIALS-6.9%
      American Express Company                                  65,000       2,511,156          2,319,850
      Citigroup Inc.                                            97,500       1,137,760          4,921,800
      Federal Home Loan Mortgage                                40,000       2,000,525          2,616,000
                                                                          ------------       ------------
                                                                             5,649,441          9,857,650
                                                                          ------------       ------------
      INSURANCE-2.2%
      American International Group, Inc.                        40,000       3,142,900          3,176,000
                                                                          ------------       ------------

---------------

(*)  Denotes non-income producing holdings.

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2001

                                                              NUMBER OF                         MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    SHARES         COST              VALUE
---------------------------------------------------------------------------------------------------------
HEALTHCARE-17.5%
    HEALTHCARE EQUIPMENT-4.7%
    Medtronic, Inc.                                            130,000    $  2,678,875       $  6,657,300
                                                                          ------------       ------------
    HEALTHCARE PROVIDER-5.1%
    Cardinal Health, Inc.                                       64,437       3,038,650          4,166,496
    HCA Inc.                                                    80,000       2,268,109          3,083,200
                                                                          ------------       ------------
                                                                             5,306,759          7,249,696
                                                                          ------------       ------------
    BIOTECHNOLOGY-1.5%
    Genentech, Inc. (*)                                         39,000       2,931,510          2,115,750
                                                                          ------------       ------------
    PHARMACEUTICALS-6.2%
    Johnson & Johnson                                           10,000         607,100            591,000
    Eli Lilly and Company (**)                                  37,100       3,042,260          2,913,834
    Pfizer Inc.                                                133,000         147,049          5,300,050
                                                                          ------------       ------------
                                                                             3,796,409          8,804,884
                                                                          ------------       ------------
INDUSTRIALS-13.8%
    AEROSPACE & DEFENSE-2.7%
    General Dynamics Corporation                                25,000       2,154,850          1,991,000
    L-3 Communications Holdings, Inc. (*)(**)                   20,000       1,722,909          1,800,000
                                                                          ------------       ------------
                                                                             3,877,759          3,791,000
                                                                          ------------       ------------
    ELECTRICAL EQUIPMENT-2.5%
    Celestica Inc. (*)                                          30,000       1,337,480          1,211,700
    Molex Incorporated Class A                                  86,993         828,187          2,353,161
                                                                          ------------       ------------
                                                                             2,165,667          3,564,861
                                                                          ------------       ------------
    INDUSTRIAL CONGLOMERATE-8.6%
    General Electric Company                                   120,000       2,014,213          4,809,600
    Honeywell International Inc.                                60,000       2,132,652          2,029,200
    Tyco International Ltd. (**)                                92,000       2,692,488          5,418,800
                                                                          ------------       ------------
                                                                             6,839,353         12,257,600
                                                                          ------------       ------------

---------------

(*)  Denotes non-income producing holdings.

(**) A portion of the security is pledged as collateral for open options contracts.

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2001

                                                              NUMBER OF                         MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    SHARES         COST              VALUE
---------------------------------------------------------------------------------------------------------
INFORMATION TECHNOLOGY-17.9%
    COMMUNICATIONS EQUIPMENT-5.0%
    Cisco Systems, Inc. (*)                                    200,000    $  2,427,035       $  3,622,000
    Nokia Corporation                                           50,000       2,591,282          1,226,500
    Qualcomm Incorporated (*)                                   45,000       2,628,075          2,272,500
                                                                          ------------       ------------
                                                                             7,646,392          7,121,000
                                                                          ------------       ------------
    COMPUTERS & PERIPHERALS-2.4%
    Dell Computer Corporation (*)                               60,000       1,600,845          1,630,800
    Sun Microsystems, Inc. (*)                                 140,000       2,461,213          1,727,600
                                                                          ------------       ------------
                                                                             4,062,058          3,358,400
                                                                          ------------       ------------
    SOFTWARE-6.7%
    BEA Systems, Inc. (*)                                       95,000       2,501,987          1,463,950
    First Data Corporation                                      65,000       1,519,950          5,099,250
    Microsoft Corporation (*)                                   46,000       3,545,266          3,048,420
                                                                          ------------       ------------
                                                                             7,567,203          9,611,620
                                                                          ------------       ------------
    SEMICONDUCTOR EQUIPMENT-2.3%
    Applied Materials, Inc. (*)                                 81,000       3,561,500          3,248,100
                                                                          ------------       ------------
    SEMICONDUCTOR CHIPS-1.5%
    Intel Corporation                                           69,200       1,945,837          2,176,340
                                                                          ------------       ------------
MATERIALS-2.7%
    Alcoa, Inc.                                                110,000       3,626,643          3,910,500
                                                                          ------------       ------------
TELECOMMUNICATIONS-4.1%
    TELECOMMUNICATIONS-2.9%
    Sprint Corp-PCS Group (*)                                   80,000       2,024,135          1,952,800
    Verizon Communications Inc.                                 45,000       2,670,119          2,135,700
                                                                          ------------       ------------
                                                                             4,694,254          4,088,500
                                                                          ------------       ------------
    TELECOMMUNICATIONS SERVICES-1.2%
    Amdocs Limited (*)                                          50,000       2,108,983          1,698,500
                                                                          ------------       ------------
         TOTAL COMMON STOCKS-95.1%                                        $105,865,283       $135,536,318
                                                                          ------------       ------------
SHORT-TERM BONDS
    FINANCIAL SERVICES -- BANK-4.9%
    Bank One N.A., IL. 1.25% Due 01/02/02                     7,058,000      7,058,000          7,058,245
                                                                          ------------       ------------
         TOTAL SHORT-TERM BONDS                                           $  7,058,000       $  7,058,245
                                                                          ------------       ------------
         TOTAL INVESTMENTS-100.0%                                         $112,923,283       $142,594,563
                                                                          ============       ============

---------------

(*)  Denotes non-income producing holdings.

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SCHEDULE OF CALL OPTIONS WRITTEN
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2001

                                                                                       NUMBER
                                                              EXPIRATION   EXERCISE      OF        MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)      DATE       PRICE     CONTRACTS    VALUE
----------------------------------------------------------------------------------------------------------
OPTIONS:
   L-3 Communication Holdings, Inc.                            1-19-02       $95         100      $(12,500)
   Eli Lilly and Company                                       1-19-02       $80         100       (11,000)
   Tyco International Ltd.                                     1-19-02       $60         200       (25,000)
----------------------------------------------------------------------------------------------------------
         TOTAL OPTIONS                                                                   400      $(48,500)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       TEN LARGEST COMMON STOCK HOLDINGS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  MARKET          % OF NET
DECEMBER 31, 2001                                                  VALUE           ASSETS
------------------------------------------------------------------------------------------
Liberty Media Corporation                                       $ 7,185,472          5.0%
Medtronic, Inc.                                                   6,657,300          4.7%
Tyco International Ltd.                                           5,418,800          3.8%
Pfizer Inc.                                                       5,300,050          3.7%
First Data Corporation                                            5,099,250          3.6%
Citigroup Inc.                                                    4,921,800          3.5%
General Electric Company                                          4,809,600          3.4%
Wells Fargo & Company                                             4,345,000          3.1%
Comcast Corporation Class A                                       4,320,000          3.0%
Cardinal Health, Inc.                                             4,166,496          2.9%
------------------------------------------------------------------------------------------
    TEN LARGEST COMMON STOCK HOLDINGS                           $52,223,768         36.7%
==========================================================================================

--------------------------------------------------------------------------------
                        ALLOCATION OF EQUITY INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31, 2001
---------------------------------------------------------------------------
Consumer Discretionary                                               19.5%
Information Technology                                               18.8%
Healthcare                                                           18.3%
Industrials                                                          14.5%
Financial                                                            12.8%
Energy/Equipment & Services                                           5.9%
Telecommunications                                                    4.3%
Consumer Staples                                                      3.0%
Materials                                                             2.9%
---------------------------------------------------------------------------
    ALLOCATION OF EQUITY INVESTMENTS                                100.0%
===========================================================================

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      STATEMENT OF ASSETS AND LIABILITIES
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        DECEMBER 31,                                2001
----------------------------------------------------------------------------
ASSETS:
   Investments in securities of unaffiliated issuers:
   Common stocks, at market (cost: $105,865,283)                $135,536,318
   Short-term notes, at amortized cost                             7,058,245
                                                                ------------
          TOTAL INVESTMENTS                                      142,594,563

   Cash                                                                  248
   Dividends receivable                                               79,891
   Receivable from Continental Assurance Company for fund
     deposits                                                          4,566
                                                                ------------
          TOTAL ASSETS                                           142,679,268
                                                                ------------
LIABILITIES:
   Fees payable to Continental Assurance Company                      54,948
   Call options written, at fair value (premium received
     $55,498)                                                         48,500
   Payable for securities purchased                                  394,274
   Payable to Continental Assurance Company for fund
     withdrawals                                                     130,806
                                                                ------------
          TOTAL LIABILITIES                                          628,528
----------------------------------------------------------------------------
PARTICIPANTS' EQUITY -- NET ASSETS (6,937,365 units issued
  and outstanding at $20.48 per unit)                           $142,050,740
============================================================================

--------------------------------------------------------------------------------
                            STATEMENT OF OPERATIONS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        DECEMBER 31,                                2001
----------------------------------------------------------------------------
Investment Income:
   Dividends                                                    $  1,105,273
   Interest and other                                                229,288
                                                                ------------
         TOTAL INVESTMENT INCOME                                   1,334,561
                                                                ------------
Fees to Continental Assurance Company:
   Investment advisory fees                                          814,936
   Service fees                                                      537,858
                                                                ------------
         Total fees                                                1,352,794
                                                                ------------
         NET INVESTMENT LOSS                                         (18,233)
                                                                ------------
Investments:
   Net realized (losses) and gains
         Stocks and bonds                                         (7,339,821)
         Call options written                                      1,898,470
   Change in net unrealized gains and (losses)                   (37,867,187)
                                                                ------------
         NET LOSS ON INVESTMENTS                                 (43,308,538)
----------------------------------------------------------------------------
NET DECREASE IN PARTICIPANTS' EQUITY RESULTING FROM
  OPERATIONS                                                    $(43,326,771)
============================================================================

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PERIOD ENDED DECEMBER 31,                                           2001            2000
--------------------------------------------------------------------------------------------
From operations:
  Net investment loss                                           $    (18,233)   $   (310,735)
  Net realized (loss) gain on investments                         (5,441,351)     20,483,784
  Change in net unrealized gains and (losses) on investments     (37,867,187)    (38,362,027)
                                                                ------------    ------------
    Net decrease in participants' equity resulting from
     operations                                                  (43,326,771)    (18,188,978)
From unit transactions:
  Sales (135,619 units in 2001, 240,565 units in 2000)             2,043,656       6,199,165
  Withdrawals (678,626 units in 2001, 670,244 units in 2000)     (13,889,495)    (18,441,178)
                                                                ------------    ------------
      Net decrease in participants' equity resulting from
       unit transactions                                         (11,845,839)    (12,242,013)
                                                                ------------    ------------
      TOTAL DECREASE IN PARTICIPANTS' EQUITY                     (55,172,610)    (30,430,991)
Participants' equity, January 1                                  197,223,350     227,654,341
--------------------------------------------------------------------------------------------
PARTICIPANTS' EQUITY, DECEMBER 31                               $142,050,740    $197,223,350
--------------------------------------------------------------------------------------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------
                              FINANCIAL HIGHLIGHTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------

                                                                      YEAR ENDED DECEMBER 31,
(PER ACCUMULATION UNIT OUTSTANDING           --------------------------------------------------------------------------
DURING THE PERIOD)                              2001            2000            1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------
Value at the beginning of the period             $26.37          $28.78          $21.55          $17.69          $14.14
                                             ----------      ----------      ----------      ----------      ----------
Net investment income (1)                           .18             .20             .17             .20             .23
Fees                                                .19             .24             .20             .16             .13
                                             ----------      ----------      ----------      ----------      ----------
   NET INVESTMENT INCOME (LOSS)                    (.01)           (.04)           (.03)            .04             .10
                                             ----------      ----------      ----------      ----------      ----------
Net (loss) gain on investments                    (5.88)          (2.37)           7.26            3.82            3.45
                                             ----------      ----------      ----------      ----------      ----------
   Net (decrease) increase in
      participants' equity resulting from
      operations                                  (5.89)          (2.41)           7.23            3.86            3.55
                                             ----------      ----------      ----------      ----------      ----------
VALUE AT END OF PERIOD                           $20.48          $26.37          $28.78          $21.55          $17.69
                                             ==========      ==========      ==========      ==========      ==========

Net assets ($000's)                            $142,051        $197,223        $227,654        $179,346        $152,379

Total return                                      (22.3)%          (8.4)%          33.5%           21.8%           25.1%

Ratio of net investment (loss) income to
   average participants' equity                   (0.01)%         (0.14)%         (0.13)%          0.20%           0.60%

Ratio of fees to average participants'
   equity                                          0.83%           0.83%           0.83%           0.83%           0.83%
Portfolio turnover rate                              41%             19%             34%             41%             45%
Number of accumulation units outstanding
  at end of period                            6,937,365       7,479,166       7,908,845       8,320,912       8,612,630
-----------------------------------------------------------------------------------------------------------------------

(1) Net investment income per share is based on average units outstanding.
--------------------------------------------------------------------------------
                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                    NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ORGANIZATION
    Continental Assurance Company Separate Account (B) is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company. Separate Account (B) is part of Continental Assurance Company (CAC), an Illinois life insurance company which is a wholly owned subsidiary of Continental Casualty Company (Casualty). Casualty is wholly owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 89% of the outstanding common stock of CNA.
    The operations of CAC include the sale of certain variable annuity contracts, the proceeds of which are invested in Separate Account (B). CAC also provides investment advisory and administrative services to Separate Account (B) for a fee.
    The assets and liabilities of Separate Account (B) are segregated from those of CAC.

INVESTMENTS
    Investments in securities traded on national securities exchanges are valued at the last reported sales price. Securities not traded on a national exchange are valued at the bid price of over-the-counter market quotations. Short-term notes are valued at cost plus accrued discount or interest (amortized cost) which approximates market.
    Net realized gains and losses on sales of securities are determined as the difference between proceeds and cost, using the specific identification method. There are no differences in cost for financial statement and Federal income tax purposes.
    Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.
    Separate Account (B) may loan securities, up to a maximum of 25% of its net assets, to brokers under loan agreements which are fully secured by cash or government securities. Loaned securities are not reported herein as purchases or sales since Separate Account (B) remains the owner of the loaned securities. As of December 31, 2001 no investment securities owned by Separate Account (B) were loaned to brokers under loan agreements

FEDERAL INCOME TAXES
    It is Separate Account (B)'s policy to comply with the applicable requirements of the Internal Revenue Code.
    Under existing Federal income tax law, no taxes are payable by Separate Account (B) on the net investment income and net gain on investments, which are reinvested in Separate Account (B) and taken into account in determining unit values.

OTHER
    The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   NOTE 2. PARTICIPANTS' EQUITY -- NET ASSETS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Participants' equity-net assets consisted of the following:

---------------------------------------------------------------------------------------------
                        DECEMBER 31,                              2001           2000
---------------------------------------------------------------------------------------------
From operations:
    Accumulated net investment income                         $ 51,901,294   $ 51,919,527
    Accumulated net realized gain on investment transactions   149,477,300    154,918,651
    Accumulated unrealized gain                                 51,361,353     77,968,148
    Accumulated unrealized loss                                (21,683,320)   (10,422,928)
                                                              ------------   ------------
      Accumulated income                                      $231,056,627   $274,383,398
From unit transactions:
    Accumulated withdrawals of units, net of sales             (89,005,887)   (77,160,048)
---------------------------------------------------------------------------------------------
TOTAL PARTICIPANTS' EQUITY-NET ASSETS(*)                      $142,050,740   $197,223,350
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(*) Active participants, $141,763,520 and inactive participants with contracts in payout (annuitization) period, $287,220.

--------------------------------------------------------------------------------
                              NOTE 3. INVESTMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NET REALIZED LOSS ON INVESTMENTS
YEAR ENDED DECEMBER 31,                                                          2001
---------------------------------------------------------------------------------------------
Aggregate proceeds (Common stock $78,511,386)                                $638,516,842
Aggregate cost (Common stock $85,851,126)                                     643,958,193
---------------------------------------------------------------------------------------------
    Net realized loss                                                        $ (5,441,351)
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
CHANGE IN NET UNREALIZED GAIN/(LOSS) ON INVESTMENTS
YEAR ENDED DECEMBER 31                                                           2001
---------------------------------------------------------------------------------------------
Net unrealized gains on investments
    Balance December 31, 2001                                                $ 29,678,033
    Less Balance, December 31, 2000                                            67,545,220
---------------------------------------------------------------------------------------------
    Change in net unrealized gains and (losses)                              $(37,867,187)
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
AGGREGATE COST OF SECURITIES PURCHASED
YEAR ENDED DECEMBER 31                                                           2001
---------------------------------------------------------------------------------------------
Common stocks                                                                $ 65,133,113
Short-term notes                                                              561,318,065
---------------------------------------------------------------------------------------------
    Total purchases                                                          $626,451,178
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NOTE 4. MANAGEMENT FEES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) pays fees to CAC for investment advisory and management services, under an advisory agreement, "The Investment Advisory Agreement". The fees are set by contract at one-half of one percent per annum of the average daily net assets of Separate Account (B).

The Investment Advisory Agreement additionally provides for the reimbursement to CAC for certain legal, accounting and other expenses. Such reimbursement of service fees is computed at the rate of 0.33 of one percent per annum of the average daily net assets of Separate Account (B).
     Participants pay fees directly to CAC for sales and administrative services, which are deducted from participants' accounts on an annual basis (included in unit transaction withdrawals in the Statement of Changes in Participants' Equity). Sales fees represent costs paid by participants upon purchase of additional accumulation units; administrative fees are deducted annually from applicable participants' accounts.

--------------------------------------------------------------------------------
FEES AND EXPENSES PAID TO CAC

YEAR ENDED DECEMBER 31,                                            2001
--------------------------------------------------------------------------
Investment advisory fees                                        $  814,936
Service fees                                                       537,858
                                                                ----------
      Total fees charged to participants' equity                 1,352,794
Sales and administrative fees paid by participants                  15,246
--------------------------------------------------------------------------
      Total                                                     $1,368,040
--------------------------------------------------------------------------
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) invests from time to time in certain derivative financial instruments; primarily call options, to increase investment returns.
     Derivatives are carried at fair value which generally reflects the estimated amounts that Separate Account (B) would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for all of Separate Account (B)'s derivatives.
     The fair values associated with these instruments are generally affected by changes in the underlying stock price. The credit risk associated with these instruments is minimal as all transactions are cleared through security exchanges.
     A summary of the aggregated notional amounts of call options at December 31, 2001, is presented below.

                                  CALL OPTIONS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                            2001
--------------------------------------------------------------------------
Notional Value                                                  $2,950,000
--------------------------------------------------------------------------

     Transactions in options written during the year ended December 31, 2001, were as follows:
--------------------------------------------------------------------------------

                                                                NUMBER OF     PREMIUMS
                                                                CONTRACTS     RECEIVED
----------------------------------------------------------------------------------------
Options outstanding at December 31, 2000                            550      $   177,244
Options written                                                   8,484        1,761,975
Options expired                                                  (6,248)      (1,331,857)
Options exercised                                                (2,386)        (551,864)
                                                                 ------      -----------
Options outstanding at December 31, 2001                            400      $    55,498
----------------------------------------------------------------------------------------

     These options were collateralized by stock with a market value of $2,863,400 at December 31, 2001.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       COMMITTEE FOR SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                              NUMBER OF
                                                                                            PORTFOLIOS IN
                                                                                                 FUND
                                                                                               COMPLEX          OTHER
                                                 TERM OF                                     OVERSEEN BY    DIRECTORSHIPS
                               POSITION(S)      OFFICE AND                                   DIRECTOR OR       HELD BY
                                HELD WITH       LENGTH OF     PRINCIPAL OCCUPATION(S)        NOMINEE FOR     DIRECTOR OR
NAME, ADDRESS, AND AGE             FUND        TIME SERVED    DURING THE LAST 5 YEARS          DIRECTOR        NOMINEE
--------------------------------------------------------------------------------------------------------------------------
                                             DISINTERESTED COMMITTEE MEMBERS
--------------------------------------------------------------------------------------------------------------------------
Richard T. Fox                Committee       One Year        Financial Consultant          One             None
CNA Plaza                     Member          Fifteen Years
Chicago, Illinois 60685
Age -- 64
--------------------------------------------------------------------------------------------------------------------------
William W. Tongue             Committee       One Year        Professor Emeritus of         One             None
CNA Plaza                     Member          Thirty Years    Economics and Finance,
Chicago, Illinois 60685                                       University of Illinois
Age -- 86                                                     Chicago
--------------------------------------------------------------------------------------------------------------------------
Peter J. Wrenn                Committee       One Year        President of Hudson           One             None
CNA Plaza                     Member          Fourteen Years  Technology, Inc.
Chicago, Illinois 60685
Age -- 66
--------------------------------------------------------------------------------------------------------------------------
                                   INTERESTED COMMITTEE MEMBERS AND EXECUTIVE OFFICERS*
--------------------------------------------------------------------------------------------------------------------------
Marilou R. McGirr             Committee       One Year        Vice President of CAC and     One             None
CNA Plaza                     Member and      Four Years      Continental Casualty Company
Chicago, Illinois 60685       Chairman                        ("Casualty")(1) since
Age -- 48                                                     January 1997; Assistant Vice
                                                              President of CAC and
                                                              Casualty from January 1995
                                                              to January 1997; Chairman
                                                              and Director of CNA Income
                                                              Shares, Inc. to August 2001
--------------------------------------------------------------------------------------------------------------------------
Richard W. Dubberke           Committee       One Year        Vice President and Manager    One             None
CNA Plaza                     Member and      Nine Years      of Corporate Bond
Chicago, Illinois 60685       Portfolio                       Investments of CAC and
Age -- 64                     Manager                         Casualty; Vice President,
                                                              Treasurer, and Director of
                                                              CNA Income Shares, Inc. to
                                                              August 2001
--------------------------------------------------------------------------------------------------------------------------
Lynne Gugenheim               Secretary       One Year        Group Vice President and      One             None
CNA Plaza                                     Six Years       Deputy General Counsel of
Chicago, Illinois 60685                                       CAC and Casualty since March
Age -- 42                                                     2000; Vice President and
                                                              Associate General Counsel of
                                                              CAC and Casualty from
                                                              January 1996 to March 2000
--------------------------------------------------------------------------------------------------------------------------

* An interested person within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended by virtue of his/her employment with CAC.

(1) CNA Financial Corporation ("CNA Financial"), CNA Plaza, Chicago, Illinois 60685, owns all of the outstanding stock of Casualty, CNA Plaza, Chicago, Illinois 60685, which, in turn, owns all of the outstanding stock of CAC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

To the Committee Members and the Participants of Continental Assurance Company Separate Account (B)

     We have audited the accompanying statement of assets and liabilities of Continental Assurance Company Separate Account (B) ("Separate Account") (a separate account of Continental Assurance Company, which is an affiliate of CNA Financial Corporation, an affiliate of Loews Corporation), including the schedule of investments, as of December 31, 2001, the related statement of operations for the year then ended, the statements of changes in participants' equity for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the Separate Account's custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Continental Assurance Company Separate Account (B) as of December 31, 2001, the results of its operations, the changes in its participants' equity and the financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Chicago, Illinois
February 15, 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------